Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2023 Third Quarter Results

Third Quarter Diluted EPS Increased 32.4% to a Third Quarter Record of $1.35 per Diluted Share on Volume Growth in all Distribution Channels

Elgin, IL, May 2, 2023 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2023 third quarter and nine months ended March 30, 2023.

Third Quarter Summary

•
Net sales increased 9.1% to $238.5 million
•
Sales volume increased 5.0% to 75.0 million pounds
•
Gross profit increased 26.3% to $49.8 million
•
Diluted EPS increased 32.4% to $1.35 per share

CEO Commentary

“I am proud to report record diluted earnings per share for our third quarter and our second consecutive quarter of double-digit diluted earnings per share growth. This strong performance was mainly driven by volume growth in all three of our distribution channels as our net sales increased by $20 million, or 9.1%, compared to last year’s third quarter. I am especially proud of this accomplishment given the ongoing challenging operating and inflationary environment,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

“As announced last quarter, we began to ship our new product line of private brand nutrition bars to a mass merchandising retailer during the third quarter and anticipate shipping private brand nutrition bars to additional customers during the fourth quarter. We have received favorable feedback from our retail partners and expect to gain additional nutrition bar customers in subsequent quarters,” Mr. Sanfilippo stated.

“As we look ahead to the fourth quarter and to fiscal 2024, we are focused on executing our Long-Range Plan to accelerate volume growth and deliver sustainable earnings growth. We will continue to optimize our cost structure, focus on portfolio optimization, diversify our product offerings and increase flexibility as we continue to respond to the ongoing macroeconomic volatility. Our strong operating results would not be possible without the dedication of our talented employees, who continue to exceed expectations and create value for our customers and shareholders,” Mr. Sanfilippo concluded.

Third Quarter Results

Net Sales

Net sales for the third quarter of fiscal 2023 increased 9.1% to $238.5 million due to a 5.0% increase in sales volume, which is defined as pounds sold to customers, and a 3.9% increase in the weighted average sales price per pound. The increase in the weighted average selling price was mainly due to the normalization of selling prices with tree nut acquisition costs, as well as higher commodity acquisition costs for peanuts and dried fruit.

Sales Volume

Consumer Distribution Channel + 2.1%

•
Private Brand + 2.1%

This sales volume increase was mostly driven by new private brand peanut butter business at a mass merchandising retailer and increased peanut butter distribution at a grocery store retailer. This increase was substantially offset by lost distribution with a private brand grocery customer that occurred in the fourth quarter of fiscal 2022. Excluding this lost distribution, private brand sales volume grew by 4.7%.

•
Branded* (0.6)%

This sales volume decrease was mainly attributable to a 16.7% decrease in the sales volume of Fisher snack nuts due to decreased merchandising activity at a major customer and a seasonal rotation at a club store that did not repeat in the current quarter. The above decrease was significantly offset by a 20.8% increase in sales volume of Orchard Valley Harvest. This increase is due to the timing of sales to a major customer in the non-food sector who delayed their orders from the previous quarter and increased promotional support at the same customer.

Commercial Ingredients Distribution Channel + 18.9%

This sales volume increase was primarily due to a 30.5% increase to foodservice customers due to increased peanut butter distribution at existing customers.

Contract Packaging Distribution Channel + 7.5%

This sales volume increase was mainly due to increased peanut and cashew distribution by an existing major customer.

Gross Profit

Gross profit margin increased to 20.9% of net sales from 18.0% of net sales in the prior comparable quarter as gross profit margins have returned to more normalized levels. The prior comparable quarter gross profit margin was negatively impacted by higher than anticipated commodity acquisition costs and other inflationary cost increases. Gross profit increased $10.4 million primarily due to the reasons noted above and increased sales volume.

* Includes Fisher recipe nuts, Fisher snack nuts, Orchard Valley Harvest and Southern Style Nuts.

Operating Expenses

Total operating expenses increased $6.0 million in the quarterly comparison mainly due to increases in incentive and base compensation, and consumer insight research and related consulting expenses, as well as a one-time gain in the comparable quarter, which did not reoccur in the current quarter. These increases were partially offset by a decrease in freight expense. Total operating expenses, as a percentage of net sales, increased to 11.7% from 10.1% in the prior comparable quarter due to the reasons noted above.

Inventory

The value of total inventories on hand at the end of the current third quarter decreased $20.8 million, or 9.8%, year over year. The decrease in the value of total inventories was primarily due to lower commodity acquisition costs for all major tree nuts. This decrease was partially offset by higher acquisition costs for peanuts and other raw materials and higher on hand quantities of other raw materials and cashews. The weighted average cost per pound of raw nut and dried fruit input stock on hand decreased 24.1% year over year, driven by lower acquisition costs for all major tree nuts.

Nine Month Results

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Net sales increased 9.6% to $765.5 million. The increase in net sales was primarily attributable to an 8.8% increase in weighted average selling price per pound and a 0.8% increase in sales volume.
•
Sales volume increased 0.8%. The sales volume increases in the commercial ingredients and contract packaging channels were offset by a slight sales volume decrease in the consumer channel.
•
Gross profit margin was unchanged at 20.5%.
•
Operating expenses increased $7.8 million to $88.2 million. The increase in total operating expenses was primarily due to increases in incentive, base and equity compensation expense and sales broker commission expenses. In addition, a non-recurring gain of approximately $2.3 million from the sale of the Garysburg, North Carolina facility, which occurred in the first quarter of fiscal 2022, also contributed to the overall increase. These increases were partially offset by decreases in advertising spend and freight expense.
•
Diluted EPS increased 8.1%, or $0.31 per diluted share, to $4.14.

Conference Call

The Company will host an investor conference call and webcast on Wednesday, May 3, 2023, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, please register using the following Participant Registration link https://register.vevent.com/register/BIad489fbb711148d29e1dc5446941a0aa. Once registered, attendees will receive a dial-in number and their own unique PIN number. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit-based products that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers (of branded products, private label products or otherwise), or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures, including competition in the recipe nut category; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages, illness or quarantine; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales diversifying our product offerings and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change and (xvi) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

Contacts:
Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Thirty-Nine Weeks Ended
	March 30, 2023	March 24, 2022	March 30, 2023	March 24, 2022
Net sales	$238,535	$218,584	$765,464	$698,120
Cost of sales	188,767	179,175	608,551	554,678
Gross profit	49,768	39,409	156,913	143,442
Operating expenses:
Selling expenses	18,109	15,584	57,921	56,896
Administrative expenses	9,841	6,401	30,296	25,871
Gain on sale of facility, net	—	—	—	(2,349)
Total operating expenses	27,950	21,985	88,217	80,418
Income from operations	21,818	17,424	68,696	63,024
Other expense:
Interest expense	552	531	1,828	1,322
Rental and miscellaneous expense, net	371	403	1,084	1,074
Pension expense (excluding service costs)	349	618	1,046	1,855
Total other expense, net	1,272	1,552	3,958	4,251
Income before income taxes	20,546	15,872	64,738	58,773
Income tax expense	4,814	3,995	16,554	14,400
Net income	$15,732	$11,877	$48,184	$44,373
Basic earnings per common share	$1.36	$1.03	$4.16	$3.85
Diluted earnings per common share	$1.35	$1.02	$4.14	$3.83
Weighted average shares outstanding
— Basic	11,592,362	11,548,554	11,570,954	11,533,338
— Diluted	11,656,194	11,601,966	11,632,656	11,589,083

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 30, 2023	June 30, 2022	March 24, 2022
ASSETS
CURRENT ASSETS:
Cash	$365	$415	$667
Accounts receivable, net	74,534	69,611	68,704
Inventories	190,351	204,855	211,127
Prepaid expenses and other current assets	9,325	8,283	7,653
	274,575	283,164	288,151

PROPERTIES, NET:	136,650	132,572	133,123

OTHER LONG-TERM ASSETS:
Intangibles, net	18,850	17,715	18,159
Deferred income taxes	2,374	3,236	5,104
Operating lease right-of-use assets	6,582	2,303	2,570
Life insurance and other assets	6,029	8,272	6,472
	33,835	31,526	32,305
TOTAL ASSETS	$445,060	$447,262	$453,579

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$27,825	$40,439	$65,863
Current maturities of long-term debt, net	657	3,149	3,961
Accounts payable	42,264	47,720	48,918
Bank overdraft	458	214	1,314
Accrued expenses	31,554	31,240	25,759
	102,758	122,762	145,815

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	7,276	7,774	7,933
Retirement plan	29,471	28,886	35,935
Long-term operating lease liabilities	4,905	1,076	1,241
Other	8,332	7,943	7,876
	49,984	45,679	52,985

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26	26
Common Stock	91	90	90
Capital in excess of par value	131,649	128,800	127,910
Retained earnings	164,220	153,589	136,175
Accumulated other comprehensive loss	(2,464)	(2,480)	(8,218)
Treasury stock	(1,204)	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	292,318	278,821	254,779
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$445,060	$447,262	$453,579